Dividend Capital Diversified Property Fund Inc. POS AM

Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dividend Capital Diversified Property Fund Inc.:

We consent to the use of our reports dated September 4, 2015, with respect to the statements of revenues and certain expenses of City View and Venture Corporate Center for the year ended December 31, 2014, which are incorporated by reference herein. We further consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ EKS&H LLLP

Denver, Colorado

March 20, 2017